Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
POSTROCK ENERGY CORPORATION
     POSTROCK ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     1. The name of the Corporation is PostRock Energy Corporation The Corporation was originally incorporated under the name “New Quest Holdings Corp.” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 2, 2009.
     2. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the sole stockholder of the Corporation.
     3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and, as so amended and restated, such Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Corporation until such time as it may be amended or restated in accordance with applicable law and the provisions thereof.
     4. This Restated Certificate of Incorporation shall become effective at 5:30 p.m. Eastern time, on March 5, 2010.
[signature page follows]

     IN WITNESS WHEREOF, PostRock Energy Corporation has caused this Restated Certificate of Incorporation to be executed by David Lawler, its President, this 5th day of March, 2010.

/s/ David Lawler
David Lawler
President

Exhibit A
RESTATED CERTIFICATE OF INCORPORATION
of
POSTROCK ENERGY CORPORATION
     FIRST: The name of the corporation is PostRock Energy Corporation (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 45,000,000 shares, which shall be divided into (a) 40,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.
     The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, if any, or any method of computing the dividend on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

     Except as otherwise provided in this Article Fourth or required by law, each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation with respect to a series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any such Certificate of Designation).
     Except as otherwise provided in this Article Fourth or required by law and subject to the rights of the holders of any series of Preferred Stock, (i) holders of Common Stock shall be entitled to elect directors of the Corporation; and (ii) holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.
     The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.
     No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock. Furthermore, Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.
     Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock.
     FIFTH: (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation.
     (b) Number, Election and Term of Directors. The number of directors of the Corporation that shall constitute the Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of a majority of the Whole Board (as defined below), subject to such rights of holders of shares of an outstanding series of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series. Each director shall serve for a term ending on the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     For purposes hereof, the term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.
     (c) Removal of Directors. A director of the Corporation may be removed from office as a director, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution with respect to such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such Directors’ Resolution.
     (d) Vacancies on Board of Directors. Except as provided in a Directors’ Resolution with respect to a series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even if such remaining directors constitute less than a quorum of the Board of Directors, or, if there are no directors remaining, by the stockholders. Any director elected in accordance with the preceding sentence shall serve for a term ending on the next annual meeting of stockholders following his or her election to the Board of Directors and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     (e) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that was valid at the time it was taken.

     SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, and the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article Sixth.
     SEVENTH: Except as otherwise required by law, or as may be prescribed in a Directors’ Resolution, special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board of Directors of the Corporation, if there is one, (ii) by the Chief Executive Officer of the Corporation, if there is one, (iii) by the Board of Directors or (iv) upon the request of at least three directors of the Corporation, and no such special meeting may be called by any other person or persons.
     EIGHTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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